Exhibit 99.1

News Release

Bristow Group Appoints Don Miller as Chief Financial Officer

HOUSTON, August 17, 2015 – Bristow Group Inc. (NYSE: BRS), a leading provider of helicopter services to the offshore energy industry, today announced it is combining its CFO group with its Mergers, Acquisitions and Integration group, and has appointed Don Miller as Senior Vice President and Chief Financial Officer, effective immediately. Miller is replacing John Briscoe, who will be leaving his current position as Chief Financial Officer to pursue other business opportunities.

Jonathan Baliff, President and CEO of Bristow Group, stated, “I want to thank John Briscoe for his efforts on behalf of Bristow. We are grateful for his contributions to the company, especially in the successful implementation of our ERP system and leadership of the CFO group at a very dynamic time in our industry. We wish him great success in his future endeavors.”

Miller, who joined Bristow in 2010, was until recently Senior Vice President, Mergers, Acquisitions and Integration. He has 30 years of experience in finance, capital markets and M&A, and was responsible for creating the Mergers, Acquisitions and Integration group at Bristow that led to the acquisition of Cougar Helicopters, Eastern Airways and Airnorth. Prior to joining Bristow, Miller spent nine years with Enron North America in positions of increasing levels of responsibility, ending with his role as post-petition President and CEO of Enron North America, leading their wholesale businesses through their orderly disposal after 2001. From 1985 until 1997, he held financial positions with Citicorp Securities, as both an energy corporate banker and high yield research analyst, and as account executive with Dean Witter Reynolds. Miller holds a Bachelor of Science degree from the University of Memphis, and a Master in Business Administration from The University of Texas at Austin. He also holds the Chartered Financial Analyst designation.

Baliff added, “Don has an outstanding track record of value creation and many years of energy finance experience at senior levels in international corporations and banking. His proven leadership skills, and knowledge of both the aviation business and capital deployment have been critical to the success of Bristow’s recent initiatives, including our Gulf of Mexico restructuring, Canadian expansion, and fixed wing investments in the U.K. and Australia. As we navigate through a rapidly changing aviation market and a more challenging energy environment, Don’s skill set and experience make him a natural fit for this important role at this important time.”

ABOUT BRISTOW GROUP INC.

Bristow Group Inc. is a leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad. For more information, visit the Company’s website at www.bristowgroup.com.

For further information please contact:

Linda McNeill

Director of Investor Relations

Bristow Group

(713) 267-7622

linda.mcneill@bristowgroup.com

Tricia Morley

Director of Global Communications

Bristow Group

(713) 267-7618

tricia.morley@bristowgroup.com

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